EXHIBIT 99.1

TXI Announces Rights-Plan-Related Agreement With Largest Shareholder

DALLAS, July 20, 2010 (GLOBE NEWSWIRE) -- Texas Industries, Inc. (NYSE:TXI) today announced that it has reached an agreement with its largest shareholder, NNS Holding, a holding company controlled by Mr. Nassef Sawiris, for the early termination of its shareholder rights agreement.

Under the agreement, the Company will change the expiration date of its shareholder rights agreement from November 1, 2012 to December 31, 2010, and raise to 20% (from 15%) the percentage of common stock a stockholder may own before becoming an acquiring person, as defined in the Rights Agreement. In addition, Mr. Sawiris has agreed to, among other things, limit his ownership of TXI common stock to not more than 20% of the outstanding stock, and has agreed not to take certain other actions with respect to TXI, in each case through December 31, 2011.

"We are pleased that Mr. Sawiris has expressed his support for TXI and requested the opportunity to increase his ownership of the Company," stated Mel Brekhus, Chief Executive Officer. "The Board of Directors was unanimous in its support of this agreement, and we will continue our efforts and our focus on increasing value for all shareholders."

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregate, ready-mix concrete and concrete products.

The Texas Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6602

CONTACT:  Texas Industries, Inc.
          Kenneth R. Allen, Vice President, Finance and
           Chief Financial Officer
          972.647.6730
          kallen@txi.com